EXHIBIT 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements (Form S-1 Nos 333-204905 and 333-213676, Form S-3 Nos 333-214507, 333-218252, 333-227227, 333-229283, 333-233978, 333-238197, 333-254000, and 333-271225, Form S-4 No 333-235666, and Form S-8 Nos 333-211490, 333-211491, 333-226767, 333-241661, 333-256080, 333-256082, 333-256083, 333-268199, and 333-271655) of Avalo Therapeutics, Inc. of our report dated June 3, 2024, with respect to the financial statements of AlmataBio, Inc. for the period from April 28, 2023 (date of inception) to December 31, 2023 included in this Current Report on Form 8-K/A of Avalo Therapeutics Inc. dated June 3, 2024.

/s/ Ernst & Young LLP

Tysons, Virginia
June 3, 2024